Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is dated and is effective as of April 11, 2016 (the “Effective Date”) by and between DecisionPoint Systems, Inc., a company organized under the laws of the State of Delaware (the “Company”), and Steven Smith (the “Executive”).

WHEREAS, as of the Effective Date, the Company desires to employ the Executive and the Executive desires to accept such employment on the terms and conditions contained herein; and,

NOW, THEREFORE, in consideration of the foregoing premises and mutual covenants and agreements herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Term of Employment. Subject to the provisions of Section 5 of this Agreement, the Executive shall be employed by the Company for a period commencing on the Effective Date and ending on the third-year anniversary of the Effective Date (the “Term”).

2. Position.

(a) Duties. The principal duties of the Executive shall be to serve in the position of Chief Executive Officer and as a member of the board of directors of the Company (the “Board”). As Chief Executive Officer, the Executive shall render full time services to the Company as the principal executive officer of the Company and shall be responsible for all aspects of the business of the Company, all subject to the direction and control of the Board. Responsibilities will include duties as would be consistent and normally associated with Chief Executive Officers in corporations of similar size and nature to the Company, and to render such other services as are reasonably necessary or desirable to protect and advance the best interests of the Company. Executive shall primarily perform his duties from an office location in Nassau County, New York.

(b) Devotion of Time to Company’s Business. The Executive shall use his best efforts, skills and abilities to promote and protect the interests of the Company and devote substantially all of his working time and energies to the business and affairs of the Company. Notwithstanding anything to the contrary contained herein, the Executive (i) may serve on the board(s) of additional companies or organizations and receive compensation for such services rendered and (ii) may engage in charitable, civic, fraternal, professional and trade association activities, provided that in each such case the activities engaged in by the Executive do not materially interfere with his primary obligations to the Company and do not materially reduce the amount of his working time devoted to the business and affairs of the Company.

(c) Company Rules, Policies and Regulations.  The Executive shall, at all times, conduct himself in a professional manner and adhere to the standards, ethical obligations, rules, policies, regulations and procedures of the Company which are presently in force or which may be established from time to time by the Company.  Executive shall take no intentional action that violates any law, rule or regulation whatsoever while acting in his capacity as employee.

3. Compensation and Benefits.

(a) Base Salary. As of the Effective Date, the Executive shall be paid a base salary in consideration for his services provided to the Company at the rate of $350,000 per annum (the “Base Salary”).

(b) Option Grant. In consideration of the Executive entering into this Agreement, the Executive shall, on the closing date of the equity or convertible financing currently being contemplated by the Company (the “Financing”), be granted a stock option under the Company’s 2014 Equity Incentive Plan the (“Plan) equal to 4.0% of the fully diluted outstanding common shares of the Company (the “Option”). The Option shall vest ratably on the date of grant and at the end of each of the six (6) fiscal quarter ends of the Company after the closing date of the Financing, shall have an exercise price equal to the price per common share assigned in the Financing, and shall be subject to such other terms and conditions as set forth in a separate option grant agreement evidencing the Option. Notwithstanding the foregoing, if the closing date of the Financing date does not occur on or before April 29, 2016, the Option will be granted on May 2, 2016, the exercise price per share shall be no less than the fair market value of a share of common stock (as determined by the Company in accordance with terms of the Plan) on May 2, 2016, and the Option shall vest ratably on the date of grant and at the end of each of the six (6) fiscal quarter ends, of the Company after May 2, 2016. It is the intention of this Agreement that the Executive, through his fully vested Option, will participate in 4% of the appreciation of the value of the Company without being diluted by the Financing or any post-Financing recapitalization currently being contemplated by the Company.

(c) Additional Compensation. The Executive shall receive an annual bonus for each calendar year during the Term (the “Annual Bonus” and, together with the Base Salary, the “Annual Compensation”). For the first year of the Term, the Annual Bonus shall be determined as set forth on Exhibit C attached hereto and made a part hereof. The Annual Bonus for each year of the Term following the first year will be based on achieving gross revenue and EBITDA targets to be mutually agreed upon by the Company and the Executive. The Annual Bonus shall be structured and/or paid in a manner that is either not subject to the requirements of or complies with the requirements of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (“Code”).

(d) Tax Gross-Up Payment. Upon the occurrence of a Change of Control (as defined below) of the Company, if all or any portion of the payments provided under this Agreement and/or any other payments and benefits that the Executive receives or is entitled to receive from the Company or an affiliate thereof constitutes an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code (each such payment, a “Parachute Payment”), and would result in the imposition on the Executive of an excise tax under Section 4999 of the Code (“Excise Tax”), then in addition to any other benefits to which the Executive is entitled under this Agreement, the Company shall pay the Executive an additional amount in cash (the “Gross-Up Payment”) such that the net amount received by the Executive in connection with the Change of Control, after payment of (i) any Excise Tax and (ii) any Federal, state and local income and employment taxes on the Gross-Up Payment by Executive, shall be equal to the aggregate Parachute Payments payable to the Executive. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay Federal income tax at the highest marginal rate of Federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state or locality of the Executive’s residence in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes. Any Gross-Up Payment due to the Executive under this Section 3(d) shall be paid to the Executive no later than the end of the year following the year in which the Executive or the Company paid the related taxes.

(e) Withholding. All salaries, bonuses and other benefits payable to the Executive shall be subject to payroll and withholding taxes as may be required by law.

4. Employee Benefits; Business Expenses.

(a) Employee Benefits. During the Term, the Executive and his dependents shall be entitled to participate in the Company’s healthcare plans, welfare benefit plans, fringe benefit plans and any qualified or non-qualified retirement plans as in effect from time to time (collectively, the “Employee Benefits”), on the same basis as those benefits are made available to the other senior executives of the Company, in accordance with the Company policy as in effect from time to time and in accordance with the terms of the applicable plan documents (if any).

(b) Vacation; Perquisites. The Executive shall be entitled to four (4) weeks of paid vacation per employment year. During the Term, the Executive shall be entitled to receive such perquisites as are made available to other senior executives of the Company in accordance with Company policies as in effect from time to time.

(c) Expenses. The Executive shall be entitled to reimbursement for reasonable and necessary business expenses incurred by him in the performance of his duties and responsibilities hereunder, in accordance with the Company’s reimbursement and expenses policies, as in effect from time to time.

5. Termination.

(a) Definitions. For purposes of this Agreement:

“Cause” shall mean (i) the Executive’s gross negligence and/or willful misconduct in the performance of his material duties with respect to the Company, for which the Executive shall have a ten (10) day cure period following written notice thereof from the Company, (ii) the final, non-appealable conviction of the Executive, by a court of competent jurisdiction, of a crime constituting a felony, or (iii) the Executive shall have committed any material act of malfeasance, disloyalty, dishonesty or breach of fiduciary duty against the Company.

“Change of Control” means the consummation of a merger of consolidation of the Company with or into another entity or any other corporate reorganization, if fifty percent (50%) or more of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation, or other reorganization is owned by persons who were not shareholders of the Company immediately prior to such merger, consolidation, or other reorganization; (ii) a change in ownership or control of the Company after the date hereof, effected through the direct or indirect acquisition by any person or related group of persons of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities; (iii) the sale, transfer or other disposition of all or substantially all of the Company’s assets; or (iv) the liquidation or dissolution of the Company (other than a liquidation or dissolution occurring upon a merger or dissolution thereof).

Notwithstanding the foregoing, a "Change in Control" shall not be deemed to occur if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

“Date of Termination” shall mean the date the Notice of Termination is given to the respective party; provided, however, that with respect to a termination for Cause by the Company, the Date of Termination shall not occur prior to the expiration of any applicable cure period.

“Disability” shall mean the Executive has become physically or mentally incapacitated and is therefore unable for a period of four (4) consecutive months or more to perform any of the material elements of his duties hereunder. Any question as to whether the Executive has a Disability as to which he (or his legal representative) and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive (or his legal representative) and the Company. If the Executive (or his legal representative) and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of whether the Executive has a Disability, as made in writing to the Company and the Executive by such physician(s), shall be final and conclusive for all purposes of this Agreement.

“Good Reason” shall mean one of the following circumstances or conditions, in each case without the consent of the Executive, after which the Executive resigns within six months following the initial existence of the circumstance or condition: (i) any action or inaction that constitutes a material breach by the Company of this Agreement; (ii) a material reduction of the duties, responsibilities or authority of the Executive; (iii) a material diminution in the budget over which the Executive retains authority; (iv) a change in the geographic location at which the Executive must perform his services to a location which is greater than fifty (50) miles from the Executive’s Nassau County, New York location; or (v) a Change of Control, but only if the Executive's resignation occurs within twelve (12) months after the occurrence of such Change of Control; provided, that with respect to (i), above, the Company shall have a thirty (30) day cure period following notice thereof from Executive to the Company provided within ninety (90) days of the Executive becoming aware of the existence of the circumstance or condition.

“Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated, and shall be communicated, in writing, to the other party hereto in accordance with the provisions of Section 10(f) hereof.

(b) By the Company for Cause or by the Executive without Good Reason.

(i) The Term and the Executive’s employment hereunder may be terminated by the Company for Cause, immediately upon the delivery of a Notice of Termination by the Company to the Executive (except where the Executive is entitled to a cure period, in which case such Date of Termination shall be upon the expiration of such cure period if such matter constituting Cause is not cured) and shall terminate automatically upon the Executive’s resignation (other than for Good Reason or due to the Executive’s death or Disability).

(ii) If the Executive’s employment is terminated by the Company for Cause, or if the Executive resigns other than for Good Reason, the Executive shall be entitled to receive:

(A) any earned but unpaid Base Salary and accrued but unused vacation, all vested equity, and any earned but unpaid (pro-rata) Annual Bonus through the Date of Termination;

(B) a (pro-rata) Annual Bonus shall be paid to the Executive no later than March 15 of the year following the calendar year in which the Date of Termination occurred; and

(C) reimbursement for any unreimbursed business expenses incurred by the Executive in accordance with the Company’s policy prior to the Date of Termination (with such reimbursements to be paid promptly after the Executive provides the Company with the necessary documentation of such expenses to the extent required by such policy but in no event later than the end of the second calendar month following the Date of Termination).

Following the Executive’s termination of employment by the Company for Cause or if he resigns other than for Good Reason, except as set forth above or as required by applicable law or the terms of any applicable Company benefit plan, the Executive shall have no further rights to any compensation or any other benefits or perquisites under this Agreement and all unvested options or restricted stock grant awards or any other equity awards shall immediately be cancelled without the need for any action by the Company.

(c) By the Company Other Than for Cause or by the Executive for Good Reason.

(i) The Term and the Executive’s employment hereunder may be terminated by the Company other than for Cause, immediately upon the delivery of a Notice of Termination by the Company to the Executive, and shall terminate automatically and immediately upon the Executive’s resignation for Good Reason at the end of any applicable cure period if the circumstances giving rise to Good Reason are not cured.

(ii) If the Executive’s employment is terminated by the Company during the Term, other than for Cause, or if the Executive resigns during the Term for Good Reason, the Executive shall receive and the Company shall pay or provide to Executive on the Date of Termination the following:

(A) any earned but unpaid Base Salary and accrued but unused vacation, all vested equity, and any earned but unpaid (pro-rata) Annual Bonus through the Date of Termination, plus an additional amount equal to Base Salary of (1) 18 months for termination during the first year of the Term, or (2) 12 months for termination after the first year of the Term (the “Severance Payment”);

(B) acceleration of any then unvested stock options, restricted stock grants or other equity incentive awards;

(C) a (pro-rata) Annual Bonus shall be paid to the Executive no later than March 15 of the year following the calendar year in which the Date of Termination occurred; and

(D) reimbursement for any unreimbursed business expenses incurred by the Executive in accordance with the Company’s policy prior to the Date of Termination (with such reimbursements to be paid promptly after the Executive provides the Company with the necessary documentation of such expenses to the extent required by such policy but in no event later than the end of the second calendar month following the Date of Termination).

Following the Executive’s termination of employment by the Company other than for Cause or if he resigns for Good Reason, except as set forth above or as required by applicable law, the Executive shall have no further rights to any compensation or any other benefits under this Agreement. Notwithstanding the foregoing, in order to be eligible for any of the Severance Payment under this Section 5(c), the Executive must execute and deliver to the Company a general release in a form and substance reasonably satisfactory to the Company and the Executive. If any of the payments to be made under this Section 5(c) are otherwise subject to Section 409A, they shall be made, or commence to be made, on the first pay period following the date that is thirty (30) days after the Executive’s employment terminates. If none of the payments are otherwise subject to Section 409A, they shall be made on the first business day after the release becomes effective.

(d) Death or Disability. The Executive’s employment hereunder shall terminate upon the Executive’s death and may be terminated by the Company, within ten (10) days after the delivery of a Notice of Termination by the Company to the Executive (or his legal representative) in the event of the Executive’s Disability. Upon termination of the Executive’s employment hereunder for either Disability or death, the Executive (or his estate) shall be entitled to receive the same payments and other items as set forth in clause (ii) of Section 5(b) hereof, except that Executive (in case of Disability) or the estate (in the event of death) shall have the right to exercise any unexercised and vested options for a period of 90 days, and, in addition, to receive payment for accrued but unpaid vacation time, if any. Following the Executive’s termination of employment due to death or Disability, except as set forth herein or as required by applicable law, the Executive (and his estate) shall have no further rights to any compensation or any other benefits under this Agreement.

6. Restrictive Covenants.

(a) Definitions.

(i) “Competitive Activity” means any business activity which competes, directly or indirectly, with the Company Business, or any business activity substantially similar to the Company Business, as constituted, from time to time.

(ii) “Confidential Information” means all confidential or proprietary information of, about, or relating to the Company and the Company Business, including, without limitation, any and all documents received or generated by Executive, existing and potential customer lists, trade secrets (as defined under applicable state law), pricing, financial, corporate, and personnel information, customer data, methods of operation, business plans, techniques, prototypes, sketches, drawings, models, inventions, know-how, processes, apparatus, software programs, computer codes, source codes, equipment, algorithms, source documents, formulae, methods, data, descriptions relating to current, future, and proposed products and services, information concerning research, experimental work, development, specifications, engineering, procurement requirements, purchasing, agents and suppliers, business forecasts, marketing plans and information received from third parties (including customers) that is subject to a duty on Executive’s part to maintain its confidentiality. Confidential Information does not include information that is generally known to the public, provided it is generally known to the public other than as a result of disclosure of such information by Executive in violation of this Agreement; information that was in the possession of Executive prior to the time of disclosure by the Company; and information that Executive properly receives from a third party.

(iii) “Commercial Partner” means each third party person or entity with whom Executive interacts on behalf of the Company during the term of his employment with the Company, whether pursuant to this Agreement or otherwise, including, without limitation, licensors, licensees, contract research organizations, contract manufacturing organizations, contract sales organizations, contract distribution organizations and joint venture partners; provided that, on the date of the termination of Executive’s employment with the Company, Commercial Partner shall mean those third party persons and entities with whom Executive interacted on behalf of the Company during the Lookback Period.

(iv) “Company Business” means the business(es) engaged in by the Company, from time to time during the term of Executive’s employment with the Company, pursuant to this Agreement; provided that, on the date of the termination of Executive’s employment with the Company, the Company Business shall be the business(es) engaged in by the Company during the Lookback Period.

(v) “Former Employee” means any person who has been employed or engaged as an independent contractor by the Company during the Lookback Period.

(vi) “Former Commercial Partner” means each third party person or entity who is not currently a Commercial Partner but was a Commercial Partner during the Lookback Period.

(vii) “Lookback Period” means the one (1) year period immediately preceding the date on which the definition in question is being determined.

(viii) “Prospect” means each person or entity who is not a Commercial Partner, and for whom, at any time during the Lookback Period, the Company, whether through its employees, contractors or vendors, expended directed marketing efforts or undertook other business development efforts which resulted in at least an indication of interest from such person or entity of becoming a Commercial Partner.

(b) Non-Solicitation and Non-Piracy.  Provided that the Company is, and remains, in compliance with its obligations under this Agreement, by whatever means and for whatever reason, Executive shall not, directly or indirectly, individually, or jointly with others, for the benefit of Executive or any third party:

(i) For the term of Executive’s employment, whether under this Agreement or otherwise, have any equity or other ownership interest in, or become a director or manager of, or be otherwise associated with, or engaged or employed by, any Commercial Partner, Prospect or Former Commercial Partner or their subsidiary or parent entities or affiliates in any job or career that relates to or concerns any activity substantially similar, in whole or in part, to the Company Business;

(ii) For the term of Executive’s employment, whether under this Agreement or otherwise, and for a period of one (1) year after the cancellation, termination or expiration of Executive’s employment with the Company (the “Restriction Period”), solicit, render services to, or accept business from any Commercial Partner, Prospect or Former Commercial Partner or any of their subsidiary or parent entities or affiliates for any business activity that relates to the Company Business; and

(iii) during the Restriction Period, solicit, hire, compensate or engage as an employee, agent, contractor, shareholder, member, joint venturer or consultant, whether or not for consideration, any of the Company’s employees or otherwise induce any of the Company’s employees, subcontractors or vendors to change their relationship with the Company.

(c) Confidentiality.  Executive shall never: (i) disclose any Confidential Information; or (ii) directly or indirectly give or permit any person or entity to have access to any Confidential Information; or (iii) make any use, commercial or otherwise, of any Confidential Information, except, solely as reasonably required to perform Executive’s employment duties with the Company and solely for the benefit of the Company.

(d) Restrictive Covenants Scope. The parties acknowledge that the provisions of this section are necessary and reasonable to protect the legitimate business interest of the Company and any violation of the provisions of this section will result in irreparable injury to the Company, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such violation would not be reasonable or adequate compensation to the Company for such violation.  Accordingly, Executive agrees that if the provisions of this section are violated, in addition to any other remedy which may be available in equity or at law, the Company shall be entitled to specific performance and injunctive relief, without the necessity of proving actual damages.

(e) Tolling of Restriction Period. In the event of Executive’s breach of one or more of the provisions of this section, the running of the Restriction Period shall be tolled during the continuation of such breach(es) and recommence only upon Executive’s full and complete compliance with the provisions of this Section 6.

(f) Judicial Modification.  In the event a court of competent jurisdiction holds one or more of the provisions of the restrictive covenants invalid as to length of time or geographic scope, then this Section 6 shall be amended to reflect a reasonable length of time and/or reasonable geographic scope.

7. Works for Hire and Intellectual Property. Executive acknowledges and agrees that: (a) all Work Product (as defined below) shall be deemed a work for hire; and (b) he hereby assigns all of his intellectual property and other rights in all Work Product to the Company.  All right, title and interest in and to, and the right to pursue protection for, Work Product shall vest solely with the Company.  Upon request by the Company, Executive shall use reasonable efforts, at no additional expense, to assist the Company in securing any intellectual property protection for Work Product and shall execute all documents reasonably necessary to effect an assignment as contemplated herein.  No license is granted to Executive in, to or under any Work Product or other intellectual property (including, but not limited to, patents, trade secrets, copyrighted materials and trademarks) owned, licensed or otherwise assertable by Executive by express or implied grant, estoppel or otherwise, except for a limited right to use any such intellectual property solely in the performance of Executive’s employment duties and solely for the benefit of the Company.  All benefits from the use of any such intellectual property, including Work Product, shall inure solely to the Company.  “Work Product” means all tangible or intangible works: (X) (1) created, produced or modified during and in connection with Executive’s employment by the Company; or (2) which are related to, or that can be utilized in, the Company Business; and (Y) that could qualify as the subject matter of a copyright, patent, trade secret or any other form of intellectual property; and shall include, without limitation, all work produced by or for the benefit of the Company, any Company Affiliate, Commercial Partners, Former Commercial Partners and Prospects.

8. Company Property.  Executive agrees that all Company Property (as defined below) is the property solely of the Company, and Executive waives and relinquishes any and all interests or property rights he or she may have therein in favor of the Company.  Executive shall immediately return all of the Company Property to the Company at the Company’s address for notices or such other location as may be directed by the Company upon: (A) the Company’s request at any time; and (B) upon the termination of Executive’s employment.  “Company Property” includes, but is not limited to: (X) records relating to Commercial Partners, Former Commercial Partners, Prospects and Confidential Information in whatever form they exist, and by whomever prepared, including, but not limited to, notes of Executive; (Y) tangible embodiments of or containing Work Product or Confidential Information; and (Z) tangible and intangible property pertaining to the Company Business or arising out of or used by Executive in the performance of his duties for the Company.

9. Independent Covenant.  Intentionally omitted.

10. Miscellaneous.

(a) Governing Law; Jurisdiction. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York, without reference to principles of conflicts of laws. Any legal proceedings commenced hereunder shall be brought exclusively in the federal courts or in the state courts in the State of New York. Each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts.

(b) Entire Agreement; Amendments. This Agreement sets forth the entire understanding of the parties concerning the subject matter of this Agreement and incorporates all prior negotiations and understandings.  There are no covenants, promises, agreements, conditions or understandings, either oral or written, between them relating to the subject matter of this Agreement other than those set forth herein.  The publication, amendment, supplementation or replacement of an employee handbook by the Company shall not be deemed to alter, amend or modify the terms and conditions of this Agreement. No alteration, amendment, change or addition to this Agreement shall be binding upon any party unless in writing and signed by the party to be charged. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

(c) No Waiver. No waiver of any of the provisions of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed or be construed as a further, continuing or subsequent waiver of any such provision or as a waiver of any other provision of this Agreement. No failure to exercise and no delay in exercising any right, remedy or power hereunder will preclude any other or further exercise of any other right, remedy or power provided herein or by law or in equity.

(d) Severability. If any term or provisions of this Agreement, or the application thereof to any person or circumstance, shall be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances, other than those as to which it is held invalid, shall both be unaffected thereby and each term or provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

(e) Assignment. This Agreement, and all of the Executive’s rights and duties hereunder, shall not be assignable or delegable by the Executive; provided, however, that if the Executive shall die, all amounts then payable to the Executive hereunder shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee or other designee or, if there be no such devisee, legatee or designee, to his estate. The Company and its successors and assigns may, at any time and from time to time, assign its rights and obligations under this Agreement, including, without limitation, the rights arising pursuant to sections 6, 7 and 8, without Executive’s consent to a buyer of all or substantially all of the assets, or a majority of the voting stock, of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such assignee or successor person or entity.

(f) Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or by nationally recognized courier service addressed to the respective addresses set forth below in this Agreement or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

DecisionPoint Systems, Inc.

8697 Research Drive

Irvine, CA 92618

If to the Executive:

Steven Smith

at the most recent address of the Executive set forth in the personnel records of the Company.

(g) Prior Agreements. This Agreement supersedes all prior agreements and understandings (including oral agreements) between the Executive and the Company regarding the terms and conditions of the Executive’s employment with the Company.

(h) Cooperation. The Executive shall provide his reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during the Executive’s employment hereunder, but only to the extent the Company requests such cooperation with reasonable advance notice to the Executive and in respect of such periods of time as shall not unreasonably interfere with the Executive’s ability to perform his duties with any subsequent employer; provided, however, the Company shall pay any reasonable travel, lodging and related expenses that the Executive may incur in connection with providing all such cooperation, to the extent approved by the Company prior to incurring such expenses.

(i) Execution and Counterparts. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

(j) Survival. Sections 6, 7, 8 and 10 shall survive the termination, cancellation or expiration of this Agreement by whatever means for whatever reason.

(k) Fees and Expenses. In the event the Company shall fail or refuse to make or authorize any payment of any amount otherwise due to the Executive hereunder within the appropriate period of time, then the Company shall reimburse the Executive for all reasonable expenses (including reasonable counsel fees and expenses) incurred by him in enforcing the terms hereof, within five (5) business days after demand accompanied by evidence of fees and expenses incurred. With regard to any dispute pursuant to this Agreement, the Company and Executive agree that the non-prevailing party shall promptly reimburse any and all reasonable attorneys’ fees to the prevailing party in connection therewith. Any reimbursement hereunder shall be paid promptly.

(l) Section 409A.

(i) The parties intend that the payments and benefits provided for in this Agreement either be exempt from Section 409A, or be provided in a manner that complies with Section 409A and any ambiguity herein shall be interpreted so as to be consistent with the intent of this paragraph. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Section 409A or damages for failing to comply with Section 409A. Notwithstanding anything contained herein to the contrary, all payments and benefits which are payable upon a termination of employment hereunder shall be paid or provided only upon those terminations of employment that constitute a “separation from service” from the Company within the meaning of Section 409A (determined after applying the presumptions set forth in Treas. Reg. Section 1.409A-1(h)(1)). Further, if the Executive is a “specified employee” as such term is defined under Section 409A at the time of a termination of employment and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated recognition of income or additional tax under Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in payments or benefits ultimately paid or provided to the Executive) until the date that is at least six (6) months following the Executive’s termination of employment with the Company (or the earliest date permitted under Section 409A, e.g., immediately upon the Executive’s death), whereupon the Company will promptly pay the Executive a lump-sum amount equal to the cumulative amounts that would have otherwise been previously paid to the Executive under this Agreement during the period in which such payments or benefits were deferred. Thereafter, payments will resume in accordance with this Agreement.

(ii) Notwithstanding anything to the contrary in this Agreement, in-kind benefits and reimbursements provided hereunder during any calendar year shall not affect in-kind benefits or reimbursements to be provided in any other calendar year, other than an arrangement providing for the reimbursement of medical expenses referred to in Section 105(b) of the Code, and are not subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Agreement, reimbursement requests must be timely submitted by the Executive and, if timely submitted, reimbursement payments shall be promptly made to the Executive following such submission, but in no event later than December 31st of the calendar year following the calendar year in which the expense was incurred. In no event shall the Executive be entitled to any reimbursement payments after December 31st of the calendar year following the calendar year in which the expense was incurred. This paragraph shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to the Executive.

(iii) Additionally, in the event that following the date hereof the Company or the Executive reasonably determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, the Company and the Executive shall work together to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate to (x) exempt the compensation and benefits payable under this Agreement from Section 409A and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (y) comply with the requirements of Section 409A.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement to be effective as of the day and year first above written.

By:
Name:
Title:

Date:

EXECUTIVE

Exhibit C

Executive Bonus

For the first year of the Term, Executive will be entitled to earn an Annual Bonus in the minimum amount of 40% of Base Salary, or $140,000, based on achieving gross revenue targets to be mutually agreed upon by the Company and the Executive based on the annual budget, as follows:

Revenue Attainment	Bonus Multiplier	Annual Bonus
0-75% Gross Revenue Attainment		$0
75%-100% Gross Revenue Attainment	(Percentage of gross revenue attainment - 75%) * the Annual Bonus amount, * 4	$0 - $140,000
100% + Gross Revenue Attainment	(Percentage of gross revenue attainment - 100%) * the Annual Bonus amount, * 3	$140,000+

As an example, if 90% of established gross revenue target was attained the annual bonus earned would be $84,000

As an example, if 110% of established gross revenue target was attained the annual bonus earned would be $182,000